For further information, contact:
Ronald Frank
(716) 684-8060

For immediate release...

ECOLOGY AND ENVIRONMENT, INC.
REPORTS RECORD REVENUES FOR FISCAL YEAR 2003,
DISCONTINUES SHRIMP FARM OPERATION

Buffalo, New York, October 31, 2003

HIGHLIGHTS – Net revenues for Ecology and Environment, Inc. (AMEX:EEI) for the fiscal year ended July 31, 2003 were $90.5 million, up 23% from the $73.4 million reported in fiscal year 2002.  Net income from continuing operations for fiscal year 2003 was $3.8 million or $.95 per share, up 23% from the $3.1 million or $.77 per share reported in the prior year.  The net loss from discontinued operations for fiscal year 2003 was $5.0 million or $1.25 per share.  Net revenues for the fourth quarter of fiscal year 2003 were $25.9 million, up 22% from the $21.2 million reported in fiscal year 2002.  Net income from continuing operations for the fourth quarter of fiscal year 2003 was $871,000 or $.23 per share, down from the $1.2 million or $.29 per share reported in the prior year.  The net loss from discontinued operations for the fourth quarter of fiscal year 2003 was $3.6 million or $.92 per share.  This includes an impairment loss of $3.0 million, net of tax or $.75 per share.

DETAILS – Ronald L. Frank, Executive Vice President and Chief Financial Officer, reports an increase in net revenues for fiscal year 2003 across a broad range of customers.  The Company’s contracts in Saudi Arabia and Kuwait together with increases in net revenues from various commercial and US Department of Defense (DOD) clients accounted for the majority of the increase.  The work in Kuwait and Saudi Arabia increased 73% to $20.6 million, while commercial net revenues were $13.8 million, up 60% from the $8.6 million reported in fiscal year 2002.  Approximately $4.6 million of the increased net revenues in Kuwait and Saudi Arabia were attributable to the five year, $19.0 million contract signed in September 2002 with the Kingdom of Saudi Arabia for the Implementation of Public Health Claim Studies.  Net revenues reported for DOD clients were $15.2 million for fiscal year 2003, up 20% from the $12.7 million reported in fiscal year 2002.

Net revenues increased in the fourth quarter by 22%. The Saudi Arabia and Kuwait contracts along with various commercial clients accounted for the majority of the increase in fourth quarter net revenues.  The Company’s Analytical Services Center (ASC) reported net revenues of $5.8 million for fiscal year 2003 and $1.9 million in the fourth quarter, a 69% increase in net revenues for the fourth quarter and a total increase of 38% for the fiscal year.  The ASC’s increased volume is attributable to $1.4 million of samples received under the Kuwait contract.

Mr. Frank attributes the increase in net income from continuing operations for the fiscal year to the Company’s higher net revenues from higher margin commercial and international work as well as productivity increases.  The Company’s Analytical Services Center (ASC) reported an operating loss of $132,000 for fiscal year 2003 compared to an operating loss of $962,000 for fiscal year 2002.  This improvement was the result of increased volumes.  Mr. Frank reported that the net income from continuing operations for the fourth quarter of fiscal year 2003 dropped $.06 per share compared to fiscal year 2002, principally as a result of low work volume in the Central Environmental Laboratory operation located in Kuwait and operated under the Kuwait contract.  The low work volume was caused by a curtailment of sampling as a result of the war in Iraq.

During the fourth quarter of fiscal year 2003, the Company made the decision to discontinue its shrimp farm operation, Frutas Marinas S.A.  The farm had failed to achieve planned production estimates. Operations management was unable to control repeated outbreaks of disease, primarily White Spot Syndrome Virus resulting in repeated operating losses for the last three years and depressed selling prices for the shrimp.  The Company has recognized an impairment loss on discontinued operations of $5,007,364 ($3,010,005 net of tax) during the fourth quarter of fiscal year 2003.

Ecology and Environment, Inc is headquartered in Lancaster, New York, a suburb of Buffalo.  Its common stock is listed on the American Stock Exchange under the symbol EEI.   E & E can be located on the World Wide Web at www.ene.com.

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Financial Report

(In thousands, except per share information)

	Three Months Ending

	July 31, 2003	July 31, 2002

Gross Revenues	$31,300	$25,738
Net Revenues	25,852	21,228

Net Income From Continuing Operations	871	1,181
Net Loss From Discontinued Operations	(3,645)	(726)

Net Income	(2,774)	455

Net Income Per Common Share: Basic
Continuing Operations	$0.23	$0.29
Discontinued Operations	(0.92)	(0.18)

Net Income Per Common Share: Basic	$(0.69)	$0.11

Net Income Per Common Share: Diluted
Continuing Operations	$0.22	$0.29
Discontinued Operations	(0.90)	(0.18)
Discontinued Operations	(0.90)	(0.18)

Net Income Per Common Share: Diluted	$(0.68)	$0.11

	Fiscal Year Ending

	July 31, 2003	July 31, 2002

Gross Revenues	$116,214	$88,837
Net Revenues	90,490	73,408

Net Income From Continuing Operations	3,790	3,125
Net Loss From Discontinued Operations	(4,992)	(1,716)

Net Income	(1,202)	1,409

Net Income Per Common Share: Basic
Continuing Operations	$0.95	$0.77
Discontinued Operations	(1.25)	(0.42)

Net Income Per Common Share: Basic	$(0.30)	$0.35

Net Income Per Common Share: Diluted
Continuing Operations	$0.94	$0.77
Discontinued Operations	(1.23)	(0.42)

Net Income Per Common Share: Diluted	$(0.29)	$0.35